                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                JANUARY 21, 2001

                                      AMONG

                             TUSCARORA INCORPORATED,

                        SCA PACKAGING INTERNATIONAL B.V.

                                       AND

                             SCA PACKAGING USA, INC.

                                TABLE OF CONTENTS

                                                                                                                        PAGE
ARTICLE I             DEFINITIONS...............................................................................          1

ARTICLE II            THE MERGER................................................................................          5

         2.01              The Merger...........................................................................          5

         2.02              Organizational Documents.............................................................          6

         2.03              Directors and Officers...............................................................          6

ARTICLE III           CONVERSION OF SECURITIES AND RELATED MATTERS..............................................          6

         3.01              Conversion of Capital Stock..........................................................          6

         3.02              Exchange of Certificates and Cash....................................................          7

         3.03              Dissenting Shares....................................................................          8

         3.04              Tuscarora Stock Options, Phantom Shares and Tuscarora Common Stock Purchase
                           Plan.................................................................................          8

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF TUSCARORA...............................................          9

         4.01              Corporate Existence and Power........................................................          9

         4.02              Corporate Authorization..............................................................          9

         4.03              Governmental Authorization...........................................................         10

         4.04              Non-Contravention....................................................................         10

         4.05              Capitalization.......................................................................         10

         4.06              Subsidiaries.........................................................................         11

         4.07              Tuscarora SEC Documents..............................................................         11

         4.08              Financial Statements; No Material Undisclosed Liabilities............................         12

         4.09              Proxy Statement......................................................................         12

         4.10              Absence of Certain Changes...........................................................         13

         4.11              Litigation...........................................................................         13

         4.12              Taxes................................................................................         13

         4.13              Employee Benefits....................................................................         13

         4.14              Compliance with Laws; Licenses, Permits and Registrations............................         15

         4.15              Title to Properties..................................................................         15

         4.16              Intellectual Property................................................................         16

         4.17              Environmental Matters................................................................         16

         4.18              Finders' Fees; Opinions of Financial Advisor.........................................         17

         4.19              Required Vote; Board Approval........................................................         17

         4.20              State Takeover Statutes; Rights Agreement............................................         18

         4.21              Labor Matters........................................................................         18

         4.22              Year 2000............................................................................         18

         4.23              Certain Contracts....................................................................         19

                                TABLE OF CONTENTS
                                     (CON'T)


                                                                                                                        PAGE
ARTICLE V             REPRESENTATIONS AND WARRANTIES OF SCA PACKAGING...........................................         19

         5.01              Corporate Existence and Power........................................................         19

         5.02              Corporate Authorization..............................................................         19

         5.03              Governmental Authorization...........................................................         19

         5.04              Non-Contravention....................................................................         20

         5.05              Litigation...........................................................................         20

         5.06              Proxy Statement......................................................................         20

         5.07              Finders' Fees........................................................................         20

ARTICLE VI            COVENANTS OF TUSCARORA....................................................................         20

         6.01              Tuscarora Interim Operations.........................................................         20

         6.02              Shareholder Meeting..................................................................         23

         6.03              Acquisition Proposals; Board Recommendation..........................................         23

ARTICLE VII           COVENANTS OF SCA PACKAGING................................................................         25

         7.01              Director and Officer Liability.......................................................         25

         7.02              Conduct of SCA Acquisition...........................................................         26

ARTICLE VIII          COVENANTS OF SCA PACKAGING AND TUSCARORA..................................................         26

         8.01              Reasonable Best Efforts..............................................................         26

         8.02              Certain Filings; Cooperation in Receipt of Consents..................................         26

         8.03              Public Announcements.................................................................         27

         8.04              Access to Information; Notification of Certain Matters...............................         27

         8.05              Further Assurances...................................................................         28

         8.06              Confidentiality......................................................................         28

         8.07              Legal Opinion........................................................................         28

         8.08              Employment Continuation Agreements...................................................         28

ARTICLE IX            CONDITIONS TO THE MERGER..................................................................         28

         9.01              Conditions to the Obligations of Each Party..........................................         28

         9.02              Conditions to the Obligations of Tuscarora...........................................         29

         9.03              Conditions to the Obligations of SCA Packaging and SCA Acquisition...................         29

ARTICLE X             TERMINATION...............................................................................         30

         10.01             Termination..........................................................................         30

         10.02             Effect of Termination................................................................         31

         10.03             Fees and Expenses....................................................................         31

ARTICLE XI            MISCELLANEOUS.............................................................................         32

         11.01             Notices..............................................................................         32

                                TABLE OF CONTENTS
                                     (CON'T)


                                                                                                                        PAGE
         11.02             Survival of Representations, Warranties and Covenants after the Effective Time.......         33

         11.03             Amendments; No Waivers...............................................................         33

         11.04             Successors and Assigns...............................................................         33

         11.05             Governing Law........................................................................         33

         11.06             Counterparts; Effectiveness; Third Party Beneficiaries...............................         33

         11.07             Waiver of Jury Trial.................................................................         34

         11.08             Enforcement..........................................................................         34

         11.09             Entire Agreement.....................................................................         34



                                    EXHIBITS

Exhibit A - Opinion of Reed Smith

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of January 21, 2001 (the "Agreement"), among TUSCARORA INCORPORATED, a Pennsylvania corporation ("Tuscarora"), SCA PACKAGING INTERNATIONAL B.V., a company organized under the laws of the kingdom of the Netherlands ("SCA Packaging"), and SCA PACKAGING USA, INC., a Pennsylvania corporation and an indirect wholly-owned subsidiary of SCA Packaging's ultimate parent company ("SCA Acquisition").

                                    RECITALS

         WHEREAS, the Boards of Directors of Tuscarora and SCA Packaging each have determined that a business combination between Tuscarora and SCA Acquisition is advisable and in the best interests of their respective companies and shareholders, and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

         WHEREAS, by resolutions duly adopted, the respective Boards of Directors of Tuscarora, SCA Packaging and SCA Acquisition have approved and adopted this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         (a) As used herein, the following terms have the following meanings:

         "Acquisition Proposal" means any offer or proposal for, or indication of interest in, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any direct or indirect purchase of 15% or more of the assets or any purchase or sale of, or tender offer or exchange offer for, 15% or more of any class of equity securities of, Tuscarora or any Tuscarora Subsidiary other than the transactions contemplated by this Agreement.

         "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Applicable Law" shall mean all applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty and in the case of Tuscarora or any Tuscarora Subsidiary any judgment or decree applicable to Tuscarora or any Tuscarora Subsidiary or any of their assets or properties.

         "Articles Amendment" means the Amendment to the Articles of Incorporation of Tuscarora, pursuant to which Tuscarora's Restated Articles of Incorporation will be amended to provide that Subchapter E of Chapter 25 of the PBCL (Sections 2541 to 2548) will not be applicable to Tuscarora.

         "Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Employment Agreements" means the employment agreements between Tuscarora and John P. O'Leary, Jr., between Tuscarora and David C. O'Leary and between Tuscarora and Brian C. Mullins, and entered into contemporaneously herewith and dated January 19, 2001.

         "Employment Continuation Agreements" means the employment agreements to be offered by Tuscarora to certain officers of Tuscarora in substantially the form included as Exhibit 6.01A to the Tuscarora Disclosure Schedule.

         "Environmental Law" means any Applicable Law of any Governmental Entity relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any pollutant, contaminant or Hazardous Material.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Governmental Entity" means any federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

         "Hazardous Material" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs);
(B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Entity.

         "Knowledge" means, with respect to the matter in question, that any of the executive officers of Tuscarora, SCA Packaging or SCA Acquisition, as the case may be, has actual knowledge of such matter after due inquiry. For purposes hereof, the executive officers of Tuscarora shall be John P. O'Leary, Jr., David
C. O'Leary and Brian C. Mullins and the executive officers of SCA Packaging and SCA Acquisition shall be Colin Williams, Gunnar Haglund and Mikael Schmidt.

         "Lien" means, with respect to any asset, mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith and (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business with respect to amounts not yet due and payable or being contested in good faith.

         "Material Adverse Effect" means a material adverse effect on the assets, properties, financial condition, business or results of operations of a Person and its Subsidiaries, taken as a whole, arising out of any event or development, but shall exclude any material adverse effect arising out of any event or development relating to (i) U.S. or global economic or industry conditions, (ii) changes in U.S. or global financial markets or conditions,
(iii) any generally applicable change in law, rule or regulation or GAAP or interpretation of any thereof, and/or (iv) the announcement of this Agreement or the transactions contemplated hereby. "Tuscarora Material Adverse Effect" means a Material Adverse Effect in respect of Tuscarora and "SCA Packaging Material Adverse Effect" means a Material Adverse Effect in respect of SCA Packaging.

         "PBCL" means the Pennsylvania Business Corporation Law of 1988, as amended.

         "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

         "Proxy Statement" means the proxy statement relating to the Tuscarora Shareholder Meeting, together with any amendments or supplements thereto and including any information incorporated by reference therein.

         "Rights" means all rights issued under the Rights Agreement.

         "Rights Agreement" means the Rights Agreement dated August 17, 1998, between Tuscarora and ChaseMellon Shareholder Services, LLC, as amended effective contemporaneously with the execution and delivery of this Agreement.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Significant Subsidiary" means any Subsidiary that constitutes a "significant subsidiary" of such Person within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person.

         "Superior Proposal" means a bona fide, written Acquisition Proposal for at least a majority of the outstanding Tuscarora Common Shares that is on terms that a majority of Tuscarora's Board of Directors determines in good faith (after consultation with an investment bank of nationally recognized reputation and Tuscarora's outside counsel): (i) would result in a transaction that is more favorable to Tuscarora's shareholders (in their capacities as shareholders) from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby (after giving effect to any revised proposal made by or on behalf of SCA Packaging prior to the end of the five-Business-Day-period referred to in Section 6.03(d)); and (ii) is reasonably capable of being completed.

         "Tax" or "Taxes" means all federal, state, county, local or foreign taxes (including, but not limited to, withholding taxes), assessments, fees, imports, levies and other governmental charges, and any related interest and penalties of Tuscarora or any of the Tuscarora Subsidiaries.

         "Tax Return" means any report, return or other information required to be supplied to any taxing authority with respect to Taxes, or maintained by Tuscarora or any of the Tuscarora Subsidiaries.

         "Third Party Acquisition Event" means (i) the consummation of an Acquisition Proposal involving the purchase of a majority of either the equity securities of Tuscarora or of the consolidated assets of Tuscarora and the Tuscarora Subsidiaries, taken as a whole, or any such transaction that, if it had been proposed prior to the termination of this Agreement would have constituted an Acquisition Proposal or (ii) the entering into by Tuscarora or any of the Tuscarora Subsidiaries of a definitive agreement with respect to any such transaction.

         "Tuscarora Balance Sheet" means Tuscarora's consolidated balance sheet included in the Tuscarora 10-K relating to its fiscal year ended on August 31, 2000.

         "Tuscarora Common Share" means one share of common stock, without par value of Tuscarora, and "Tuscarora Common Shares" means more than one share of common stock, without par value, of Tuscarora.

         "Tuscarora SEC Documents" means (i) the annual reports on Form 10-K of Tuscarora (the "Tuscarora 10-Ks") for the fiscal years ended August 31, 1998, August 31, 1999 and August 31, 2000, (ii) the quarterly reports on Form 10-Q of Tuscarora (the "Tuscarora 10-Qs") for the fiscal quarters ended in November, February and May of fiscal years 1998, 1999 and 2000, and for the fiscal quarter ended in November of fiscal year 2001, (iii) Tuscarora's proxy or information statements relating to meetings of, or actions taken without a meeting by, the Tuscarora shareholders held since August 31, 1998 and (iv) all other reports, filings, registration statements and other documents filed by Tuscarora with the SEC since August 31, 1998.

         "Tuscarora Subsidiary" means any Subsidiary of Tuscarora.

         (b) Each of the following terms is defined in the Section set forth opposite such term:


Terms                                                                                 Section
-----                                                                                 -------
Agreement                                                                             Preamble
Articles of Merger                                                                    2.01(b)
Business Restrictions                                                                 4.23
Cash Payment                                                                          3.04
CERCLA                                                                                4.17(d)
Certificates                                                                          3.02(a)
Closing                                                                               2.01(d)
COBRA                                                                                 4.13(f)
Computer Equipment                                                                    4.22(a)
Department of State                                                                   2.01(b)
Deutsche Banc                                                                         5.07
Dissenting Shares                                                                     3.03(a)
Dissenting Shareholder                                                                3.03(a)
Effective Time                                                                        2.01(b)
End Date                                                                              10.01(b)(i)
Environmental Laws                                                                    4.17(b)
ERISA                                                                                 4.13(a)
ERISA Affiliate                                                                       4.13(a)
Exchange Agent                                                                        3.02(a)
Exchange Fund                                                                         3.02(a)
GAAP                                                                                  4.08(a)
HSR Act                                                                               4.03
Indemnified Parties                                                                   7.01(b)
Indemnifying Party                                                                    7.01(b)
Merger                                                                                2.01(a)
Merger Consideration                                                                  3.01(b)
Multiemployer Plan                                                                    4.13(b)
Options                                                                               3.04
Order                                                                                 4.11

Terms                                                                                 Section
-----                                                                                 -------
Parker/Hunter                                                                         4.18
Phantom Shares                                                                        3.04
Reimbursable Expenses                                                                 10.03(b)
Release                                                                               4.17(b)
Retirement Plan                                                                       4.13(b)
Rights                                                                                Definitions
Rights Agreement                                                                      Definitions
SCA Acquisition                                                                       Preamble
SCA Acquisition Common Share                                                          3.01(a)
SCA Packaging                                                                         Preamble
SCA Packaging Breach Fee                                                              10.03(d)
Surviving Corporation                                                                 2.01(a)
Termination Fee                                                                       10.03(c)
Third Party Acquisition Event                                                         10.03(c)
Tuscarora                                                                             Preamble
Tuscarora Breach Fee                                                                  10.03(d)
Tuscarora Disclosure Schedule                                                         Article IV
Tuscarora Employee Plans                                                              4.13(a)
Tuscarora Intellectual Property                                                       4.16
Tuscarora Material Adverse Effect                                                     Definitions
Tuscarora Option                                                                      3.04
Tuscarora Permits                                                                     4.14(b)
Tuscarora Preferred Stock                                                             4.05
Tuscarora Recommendation                                                              6.02
Tuscarora Returns                                                                     4.12
Tuscarora Securities                                                                  4.05(b)
Tuscarora Shareholder Approval                                                        4.19(a)
Tuscarora Shareholder Meeting                                                         6.02
Tuscarora Stock Option Plans                                                          3.04
Tuscarora 10-Ks                                                                       Definitions
Tuscarora 10-Qs                                                                       Definitions
Y2K                                                                                   4.22(a)


                                   ARTICLE II

                                   THE MERGER

         2.01 THE MERGER.

         (a) At the Effective Time, SCA Acquisition shall be merged (the "Merger") with and into Tuscarora in accordance with the terms and conditions of this Agreement and of the PBCL, at which time the separate existence of SCA Acquisition shall cease and Tuscarora shall continue its existence. In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to Tuscarora as the "Surviving Corporation".

         (b) As soon as practicable after satisfaction or, to the extent permitted hereby, waiver of all conditions to the Merger set forth herein, Tuscarora and SCA Acquisition shall file articles of merger (the

"Articles of Merger") with the Department of State of the Commonwealth of Pennsylvania (the "Department of State") and make all other filings or recordings required by the PBCL in connection with the Merger. The "Effective Time" shall be the date and time that the Articles of Merger are filed with the Department of State (unless otherwise agreed upon by the parties and specified in the Articles of Merger, in which case, subject to Section 1928 of the PBCL, the Effective Time shall be the date and time so specified).

         (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 1929 of the PBCL.

         (d) The closing of the Merger (the "Closing") shall be held at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166 (or such other place as agreed by the parties), on a date and time to be specified by the parties, which shall be no later than 10:00 a.m., New York time, on the first Business Day after satisfaction or, to the extent permitted hereby, waiver of the conditions set forth in Article IX, unless the parties hereto agree to another date.

         2.02 ORGANIZATIONAL DOCUMENTS. THE ARTICLES OF MERGER SHALL PROVIDE THAT AT THE EFFECTIVE TIME (i) SCA ACQUISITION'S ARTICLES OF INCORPORATION IN EFFECT IMMEDIATELY PRIOR TO THE EFFECTIVE TIME SHALL BE THE SURVIVING CORPORATION'S ARTICLES OF INCORPORATION, PROVIDED THAT THE SURVIVING CORPORATION SHALL CHANGE ITS NAME TO TUSCARORA INCORPORATED AND (ii) SCA ACQUISITION'S BYLAWS IN EFFECT IMMEDIATELY PRIOR TO THE EFFECTIVE TIME SHALL BE THE SURVIVING CORPORATION'S BYLAWS, IN EACH CASE UNTIL AMENDED IN ACCORDANCE WITH APPLICABLE LAW.

         2.03 DIRECTORS AND OFFICERS. From and after the Effective Time (until duly removed or until successors are duly elected or appointed and qualified),
(i) SCA Acquisition's directors at the Effective Time shall be the Surviving Corporation's directors and (ii) subject to the Employment Agreements, and to the extent accepted, the Employment Continuation Agreements, Tuscarora's officers immediately prior to the Effective Time shall be the Surviving Corporation's officers.

                                   ARTICLE III

                  CONVERSION OF SECURITIES AND RELATED MATTERS

         3.01 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

         (a) EACH SHARE OF COMMON STOCK, WITHOUT PAR VALUE PER SHARE, OF SCA ACQUISITION (EACH, A "SCA ACQUISITION COMMON SHARE") OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME SHALL BE CONVERTED INTO AND BECOME ONE FULLY PAID AND NONASSESSABLE SHARE OF COMMON STOCK, WITHOUT PAR VALUE PER SHARE, OF THE SURVIVING CORPORATION.

         (b) Subject to Section 3.03, each Tuscarora Common Share and associated Right outstanding immediately prior to the Effective Time shall be converted into the right to receive $21.50 per share in cash (the "Merger Consideration") payable without interest to the holder of such share upon surrender of the certificates that formerly evidenced such Tuscarora Common Share in the manner provided in Section 3.02. Each such Tuscarora Common Share at the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Tuscarora Common Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration per share, upon surrender of such certificate in accordance with Section 3.02, without interest.

         (c) Each Tuscarora Common Share held by Tuscarora as treasury stock or owned by SCA Packaging or any SCA Packaging Subsidiary immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no payment shall be delivered in exchange thereof.

         3.02 EXCHANGE OF CERTIFICATES AND CASH.

         (a) Exchange Agent. Prior to the Effective Time, SCA Packaging shall appoint a bank or trust company reasonably acceptable to Tuscarora as an agent (the "Exchange Agent") for the benefit of holders of Tuscarora Common Shares for the purpose of exchanging, pursuant to this Article III, certificates ("Certificates") that immediately prior to the Effective Time represented outstanding Tuscarora Common Shares which were converted into the right to receive the Merger Consideration. SCA Packaging will make available to the Surviving Corporation for deposit with the Exchange Agent, as needed, the Merger Consideration to be paid in respect of Tuscarora Common Shares pursuant to this
Article III (the "Exchange Fund"), and except as contemplated by Section 3.02(e) or Section 3.02(f) hereof, the Exchange Fund shall not be used for any other purpose.

         (b) Exchange Procedures. As promptly as practicable after the Effective Time, SCA Packaging shall cause the Surviving Corporation to send, or will cause the Exchange Agent to send, to each holder of record of a Certificate or Certificates a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent), for use in the exchange contemplated by this Section 3.02. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration as provided in this Article III in respect of the Tuscarora Common Shares represented by such Certificate (after giving effect to any required withholding tax). Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as provided in this Article III. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SCA Packaging or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as SCA Packaging or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration as contemplated by this Article III.

         (c) No Further Ownership Rights in Tuscarora Common Shares. All cash paid out upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Tuscarora Common Shares represented thereby, and, as of the Effective Time, the stock transfer books of Tuscarora shall be closed and there shall be no further registration of transfers on Tuscarora's stock transfer books of Tuscarora Common Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.02.

         (d) Return of Merger Consideration. Upon demand by SCA Packaging, the Exchange Agent shall deliver to SCA Packaging or the Surviving Corporation, as designated by SCA Packaging, any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.02 that remains undistributed to holders of Tuscarora Common Shares one hundred and eighty (180) days after the Effective Time. Holders of Certificates who have not complied with this Section 3.02 prior to such demand shall thereafter look only to the Surviving Corporation for payment of any claim to the Merger Consideration.

         (e) No Liability. None of SCA Packaging, SCA Acquisition, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Tuscarora Common Shares (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by any holder of Tuscarora Common Shares immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable laws, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

         (f) Withholding Rights. Each of the Surviving Corporation and SCA Packaging shall be entitled to deduct and withhold from the Merger Consideration, otherwise payable hereunder to any Person, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income tax law. To the extent that the Surviving Corporation or SCA Packaging so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Tuscarora Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation or SCA Packaging, as the case may be.

         3.03 DISSENTING SHARES.

         (a) Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding Tuscarora Common Shares ("Dissenting Shares") held by a Dissenting Shareholder (as defined below) shall not be converted into the Merger Consideration but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the PBCL; provided, however, that each Tuscarora Common Share outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who, after the Effective Time, loses or fails to perfect or withdraws his or her right of appraisal, pursuant to the PBCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without any interest or dividends, if any, thereon. As used in this Agreement, the term "Dissenting Shareholder" means any record holder or beneficial owner of Tuscarora Common Shares who complies with all provisions of the PBCL (including the provisions of Sections 1571 through 1580 of the PBCL) concerning the right of holders of Tuscarora Common Shares to dissent from the Merger and demand fair value for their shares in accordance with the PBCL.

         (b) Tuscarora shall give SCA Packaging (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the PBCL received by Tuscarora, withdrawals of such demands, and any other instruments served pursuant to the PBCL and received by Tuscarora and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the PBCL. Tuscarora shall not, except with the prior written consent of SCA Packaging, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

         3.04 TUSCARORA STOCK OPTIONS, PHANTOM SHARES AND TUSCARORA COMMON STOCK PURCHASE PLAN. Simultaneously with the execution of this Agreement, the Board of Directors of Tuscarora (or, if appropriate, any committee thereof) has adopted appropriate resolutions, and Tuscarora hereby agrees to take all other actions necessary after the date hereof, if any, to provide (i) that each outstanding stock option (each "Tuscarora Option") heretofore granted under any of Tuscarora's stock plans, including, but not limited to, the Tuscarora Incorporated 1989 Stock Incentive Plan, as amended, and the Tuscarora Incorporated 1997 Stock Incentive Plan (collectively, the "Tuscarora Stock Option Plans"), whether or not then vested or exercisable, shall, at the Effective Time, be canceled, and each holder thereof shall be entitled to receive a payment in cash equal to the product of (y) the number of Tuscarora Common Shares subject to such Tuscarora Option and (z) the excess, if any, of the Merger Consideration for Tuscarora Common Shares over the exercise price per share subject to such Tuscarora Option, (ii) that each phantom share unit ("Phantom Share") held for a director or former director under Tuscarora's Deferred Compensation Plan for Non-Employee Directors shall, at the Effective Time, be canceled and that each director or former director be entitled to receive a payment in cash equal to the product of
(y) the number of Phantom Shares held by such owner and (z) the Merger Consideration, and (iii) that each fractional share of Tuscarora Common Share held in Tuscarora's Common Stock Purchase Plan shall, at the Effective Time, be cancelled and that each owner of such fractional share interests shall be entitled to receive a payment in cash equal to the product of (y) the fractional shares held and (z) the Merger Consideration (subject in each case ((i), (ii) or (iii)) to any applicable withholding taxes, the "Cash Payment"). As provided herein, the Tuscarora Stock Option Plans and any feature of any benefit plan or other plan, program or arrangement providing for the issuance or grant of any interest or credit in respect of the capital stock of Tuscarora or any Subsidiary shall terminate as of the Effective Time. Tuscarora will take all steps necessary to ensure that none of Tuscarora or any of its Subsidiaries is or will be bound by any Tuscarora Options, Phantom Shares, other options, warrants, rights or agreements (collectively, an "Option") which would entitle any person to acquire any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof (except for Cash Payments to be made as provided in this Section) and to cause such Options to be canceled or cause the holders of such Options to agree to such cancellation thereof as provided herein.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF TUSCARORA

         Except as disclosed in the Tuscarora SEC Documents filed with the SEC by Tuscarora prior to the execution and delivery of this Agreement or in the Tuscarora Disclosure Schedule delivered to SCA Packaging and SCA Acquisition prior to the execution and delivery of this Agreement (the "Tuscarora Disclosure Schedule") (it being understood any such disclosure shall apply to all applicable representations and warranties, regardless of whether a specific Section of this Agreement is specified but only to the extent it is reasonably clear from the content of such disclosure that it relates to such representations and warranties), Tuscarora represents and warrants to SCA Packaging that:

         4.01 CORPORATE EXISTENCE AND POWER. Tuscarora is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all corporate power and authority required to own, operate and lease its properties and to carry on its business as now conducted. Tuscarora is duly licensed, qualified or admitted to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not be reasonably likely to have a Tuscarora Material Adverse Effect. Tuscarora has heretofore made available to SCA Packaging true and complete copies of Tuscarora's articles of incorporation and bylaws as currently in effect.

         4.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Tuscarora of this Agreement and the consummation by Tuscarora of the transactions contemplated hereby are within Tuscarora's corporate powers and, except for the Tuscarora Shareholder Approval, have been duly authorized by all necessary corporate action on the part of Tuscarora and each Tuscarora Subsidiary. This

Agreement has been duly and validly executed and delivered by Tuscarora, and assuming that this Agreement constitutes the valid and binding obligation of SCA Packaging and SCA Acquisition, this Agreement constitutes a valid and binding agreement of Tuscarora, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

         4.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Tuscarora of this Agreement and the consummation by Tuscarora of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of Articles of Merger in accordance with the PBCL; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable property transfer laws and the regulations promulgated thereunder listed in the Tuscarora Disclosure Schedule; and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, prevent or materially impair the ability of Tuscarora to consummate the transactions contemplated by this Agreement or would not have a Tuscarora Material Adverse Effect.

         4.04 NON-CONTRAVENTION. The execution, delivery and performance by Tuscarora of this Agreement and the consummation by Tuscarora of the transactions contemplated hereby do not and will not (a) contravene or conflict with Tuscarora's articles of incorporation or bylaws, or (b) assuming compliance with the matters referred to in Section 4.03 and in the Tuscarora Disclosure Schedule, (i) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Tuscarora or any Tuscarora Subsidiary, (ii) constitute a default (or an event which with notice or lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Tuscarora or any Tuscarora Subsidiary, or to a loss of any benefit or status to which Tuscarora or any Tuscarora Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Tuscarora or any Tuscarora Subsidiary or any license, franchise, permit or other similar authorization held by Tuscarora or any Tuscarora Subsidiary, or (iii) result in the creation or imposition of any Lien on any asset of Tuscarora or any Tuscarora Subsidiary other than, in the case of each of (b)(i), (ii) and (iii), any such items that would not, individually or in the aggregate (x) have a Tuscarora Material Adverse Effect or (y) prevent or materially impair the ability of Tuscarora to consummate the transactions contemplated by this Agreement.

         4.05 CAPITALIZATION.

         (a) The authorized capital stock of Tuscarora consists solely of 50,000,000 Tuscarora Common Shares and 2,000,000 shares of Preferred Stock ("Tuscarora Preferred Stock"), without par value (of which 200,000 have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the Rights). As of December 31, 2000, not including shares held by Tuscarora or any Tuscarora Subsidiary, there were outstanding (i) 9,306,985 Tuscarora Common Shares, (ii) no shares of Tuscarora Preferred Stock,
(iii) stock options to purchase an aggregate of 1,359,375 Tuscarora Common Shares, (iv) 19,166.682 Phantom Shares and (v) 319,373 of Tuscarora Common Shares held in Tuscarora's treasury. All issued and outstanding shares of capital stock of Tuscarora are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.

         (b) As of the date hereof, except as set forth in Section 4.05(a), and for changes since December 31, 2000 resulting from the exercise of stock options described in Section 4.05(a) or in connection with the issuance of Tuscarora Common Shares by Tuscarora pursuant to elections made prior to the date hereof by employees of Tuscarora or any Tuscarora Subsidiaries, to purchase shares of Tuscarora Common Shares pursuant to Tuscarora's Common Stock Purchase Plan or any Phantom Shares acquired pursuant to Tuscarora's Deferred Compensation Plan for Non-Employee Directors, each in accordance with the provisions of such plans as in effect on the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of Tuscarora, (ii) securities of Tuscarora convertible into or exchangeable for shares of capital stock or voting securities of Tuscarora, or (iii) options, warrants or other rights (including "phantom" stock rights) to acquire from Tuscarora, or any obligations of Tuscarora to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Tuscarora (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Tuscarora Securities"). There are no outstanding obligations of Tuscarora or any Tuscarora Subsidiary to repurchase, redeem or otherwise acquire any Tuscarora Securities. There are no voting trusts or other agreements or understandings to which Tuscarora or any Tuscarora Subsidiary is a party with respect to the voting of capital stock of Tuscarora.

         4.06 SUBSIDIARIES.

         (a) Each Tuscarora Subsidiary is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all powers and authority and all material governmental licenses, authorizations, consents and approvals required to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, in each case with such exceptions as, individually or in the aggregate, would not have a Tuscarora Material Adverse Effect. The Tuscarora Disclosure Schedule sets forth a list of all Subsidiaries of Tuscarora and their respective jurisdictions of incorporation or organization and identifies Tuscarora's (direct or indirect) percentage equity ownership interest therein and identifies which Subsidiaries are Significant Subsidiaries.

         (b) All of the outstanding shares of capital stock of, or other ownership interests in, each Tuscarora Subsidiary has been validly issued and is fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interests, which is owned, directly or indirectly, by Tuscarora in, each of the Tuscarora Subsidiaries is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Tuscarora or any of the Tuscarora Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of the Tuscarora Subsidiaries, or (ii) options, warrants or other rights to acquire from Tuscarora or any of the Tuscarora Subsidiaries, and there is no other obligation of Tuscarora or any of the Tuscarora Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of the Tuscarora Subsidiaries, or (iii) obligations of Tuscarora or any of the Tuscarora Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of the Tuscarora Subsidiaries or any capital stock of, or other ownership interests in, any of the Tuscarora Subsidiaries.

         4.07 TUSCARORA SEC DOCUMENTS.

         (a) Tuscarora has made available to SCA Packaging the Tuscarora SEC Documents. Tuscarora has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since August 31, 1998. No Tuscarora Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

         (b) As of its filing date, each Tuscarora SEC Document complied or as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

         (c) No Tuscarora SEC Document filed pursuant to the Exchange Act contained, or will contain, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Tuscarora SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, or will contain, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         4.08 FINANCIAL STATEMENTS; NO MATERIAL UNDISCLOSED LIABILITIES.

         (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Tuscarora included in the Tuscarora 10-Ks and the Tuscarora 10-Qs fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of Tuscarora and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and statements of cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         (b) There are no liabilities of Tuscarora or any Tuscarora Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a consolidated balance sheet of Tuscarora, other than:

                  (i) liabilities or obligations disclosed or provided for in the Tuscarora Balance Sheet or disclosed in the notes thereto;

                  (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; or

                  (iii) liabilities or obligations incurred in the ordinary course of business since the date of the Tuscarora Balance Sheet that have not and would not, individually or in the aggregate, have a Tuscarora Material Adverse Effect.

         4.09 PROXY STATEMENT.

         (a) The information contained or incorporated by reference in the Proxy Statement (except for information provided by SCA Packaging or SCA Acquisition) will, at the time of the mailing thereof, and at the time of the Tuscarora Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except as limited in Section 4.09(b), the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

         (b) Notwithstanding the foregoing, Tuscarora makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied by SCA Packaging or SCA Acquisition.

         4.10 ABSENCE OF CERTAIN CHANGES. Since August 31, 2000, except as otherwise expressly contemplated by this Agreement, Tuscarora and the Tuscarora Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Tuscarora or any Tuscarora Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have a Tuscarora Material Adverse Effect, (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably expected to have a Tuscarora Material Adverse Effect, (c) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Tuscarora, other than regular semi-annual dividends not in excess of $.15 share, or (d) any change by Tuscarora in accounting principles, practices or methods.

         4.11 LITIGATION. There is no action, suit, investigation, arbitration or proceeding pending against, or to the Knowledge of Tuscarora threatened against, Tuscarora or any Tuscarora Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that, individually or in the aggregate, has had, or if determined adversely to Tuscarora or any Tuscarora Subsidiary would be reasonably likely to have, a Tuscarora Material Adverse Effect and to the Knowledge of Tuscarora there are no facts or circumstances that would be reasonably likely to give rise to any action, suit, arbitration, or proceeding. Neither Tuscarora nor any Tuscarora Subsidiary is subject to any judgment, decree, order, writ, permit or licenses (collectively, an "Order") of any Governmental Entity, which individually or in the aggregate, is having or would be reasonably likely to have, a Tuscarora Material Adverse Effect.

         4.12 TAXES. (i) All Tax Returns, statements, reports and forms required to be filed with any taxing authority by, or with respect to, Tuscarora and the Tuscarora Subsidiaries (collectively, the "Tuscarora Returns") have been filed on a timely basis and in correct form in accordance with all applicable laws;
(ii) Tuscarora and the Tuscarora Subsidiaries have timely paid all taxes shown as due and payable on the Tuscarora Returns; (iii) the Tax Returns are true and correct in all material respects and accurately reflect the Taxes required to have been paid, except to the extent of those items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by Tuscarora or any of its Subsidiaries; (iv) Tuscarora and the Tuscarora Subsidiaries have made provision for all Taxes payable by them for which no Tuscarora Return has yet been filed; (v) the charges, accruals and reserves for taxes with respect to Tuscarora and its Subsidiaries reflected on the Tuscarora Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; (vi) there is no action, suit, proceeding, audit or claim now pending or, to the Knowledge of Tuscarora, proposed against or with respect to Tuscarora or any of the Tuscarora Subsidiaries in respect to any tax where there is a reasonable possibility of a materially adverse determination; (vii) no extension of time given to Tuscarora or any of its Subsidiaries for the completion of the audit of any of the Tax Returns is in effect; (viii) neither Tuscarora nor any of its Subsidiaries is party to any agreement providing for the allocation or sharing of Taxes; (ix) neither Tuscarora nor any of the Tuscarora Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which Tuscarora was the common parent; and (x) neither Tuscarora nor any of its Subsidiaries has filed a consent pursuant to section 341(f) of the Code or agreed to have section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as the term is defined in section 341(f)(4) of the Code) owned by Tuscarora or any of its Subsidiaries.

         4.13 EMPLOYEE BENEFITS.

         (a) Section 4.13(a) of the Tuscarora Disclosure Schedule contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to, or to be offered, by Tuscarora or any ERISA Affiliate (as defined below) including, without limitation, all such plans which cover, or will cover if accepted, any employee or former employee of Tuscarora or any Tuscarora Subsidiary or any ERISA Affiliate. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to SCA Packaging together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "Tuscarora Employee Plans". For purposes of this Section 4.13, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

         (b) SECTION 4.13(b) OF THE TUSCARORA DISCLOSURE SCHEDULE SEPARATELY IDENTIFIES EACH TUSCARORA EMPLOYEE PLAN THAT CONSTITUTES A "MULTIEMPLOYER PLAN", AS DEFINED IN SECTION 3(37) OF ERISA (A "MULTIEMPLOYER PLAN"), OR ANY OTHER PLAN SUBJECT TO TITLE IV OF ERISA (A "RETIREMENT PLAN"). NO "ACCUMULATED FUNDING DEFICIENCY", AS DEFINED IN SECTION 412 OF THE CODE, HAS BEEN INCURRED WITH RESPECT TO ANY TUSCARORA EMPLOYEE PLAN WHICH IS A RETIREMENT PLAN, WHETHER OR NOT WAIVED. ALL CONTRIBUTIONS, PREMIUMS AND OTHER PAYMENTS REQUIRED BY LAW OR ANY TUSCARORA EMPLOYEE PLAN OR APPLICABLE COLLECTIVE BARGAINING AGREEMENT TO HAVE BEEN MADE UNDER ANY PLAN (WITHOUT REGARD TO ANY WAIVERS GRANTED UNDER
SECTION 412 OF THE CODE) TO ANY FUND, TRUST OR ACCOUNT ESTABLISHED THEREUNDER OR IN CONNECTION THEREWITH HAVE BEEN MADE BY THE DUE DATE THEREOF, AND ANY AND ALL CONTRIBUTIONS, PREMIUMS AND OTHER PAYMENTS WITH RESPECT TO COMPENSATION OR SERVICE UNDER OR ON ACCOUNT OF EACH TUSCARORA EMPLOYEE PLAN HAVE BEEN PAID OR HAVE BEEN FULLY RESERVED AND PROVIDED FOR ON THE TUSCARORA BALANCE SHEET. No condition exists and no event has occurred that would be reasonably likely to
(i) constitute grounds for termination of any Tuscarora Employee Plan which is a Retirement Plan or, (ii) with respect to any Tuscarora Employee Plan which is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA. Neither Tuscarora nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would have a Tuscarora Material Adverse Effect. Nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Tuscarora Employee Plan has occurred that will make Tuscarora or any Tuscarora Subsidiary, or any officer or director of Tuscarora or any Tuscarora Subsidiary, subject to any liability under Title I or Title IV of ERISA or liable for any tax pursuant to
Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would have a Tuscarora Material Adverse Effect.

         (c) Each Tuscarora Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Tuscarora has furnished to SCA Packaging copies of the most recent Internal Revenue Service determination letters with respect to each such Tuscarora Employee Plan. Each Tuscarora Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, which are applicable to such Tuscarora Employee Plan, except where failure to be in such substantial compliance would not have a Tuscarora Material Adverse Effect. There are no pending, or to the Knowledge of Tuscarora threatened or anticipated claims, investigations or suits involving any of the Tuscarora Employee Plans. None of

Tuscarora or any Tuscarora Subsidiary is in material default in performing any of its contractual obligations under any of the Tuscarora Employee Plans.

         (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of Tuscarora that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

         (e) Except as disclosed in writing to SCA Packaging prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Tuscarora Employee Plan which would increase materially the expense of maintaining such Tuscarora Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended August 31, 2000.

         (f) None of Tuscarora nor any Tuscarora Subsidiaries maintains or is obligated to provide benefits under any life, medical or health plan which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA").

         4.14 COMPLIANCE WITH LAWS; LICENSES, PERMITS AND REGISTRATIONS.

         (a) Neither Tuscarora nor any Tuscarora Subsidiary is in violation of, or has violated, any applicable provisions of any Applicable Laws, except for any such violations which, individually or in the aggregate, would not have a Tuscarora Material Adverse Effect.

         (b) Each of Tuscarora and the Tuscarora Subsidiaries has all permits, licenses, approvals, authorizations of and registrations (the "Tuscarora Permits") with and under all federal, state, local and foreign laws, and from all Governmental Entities required by Tuscarora and the Tuscarora Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such Tuscarora Permits, individually or in the aggregate, would not have a Tuscarora Material Adverse Effect. No suspension or cancellation of any of the Tuscarora Permits is pending or, to the Knowledge of Tuscarora, threatened, and Tuscarora and the Tuscarora Subsidiaries are in compliance with the terms of the Tuscarora Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Tuscarora Material Adverse Effect.

         4.15 TITLE TO PROPERTIES.

         (a) Tuscarora and each Tuscarora Subsidiary have good and marketable title to, or valid leasehold interests in, all their properties and assets except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that, either individually or in the aggregate, do not materially interfere with the ability of Tuscarora and each Tuscarora Subsidiary to conduct their business, taken as a whole, as currently conducted and except as would not have a Tuscarora Material Adverse Effect. All such assets and properties, other than assets and properties in which Tuscarora or any Tuscarora Subsidiary has leasehold interests, are free and clear of all Liens, except for Liens that, either individually or in the aggregate, do not and will not materially interfere with the ability of Tuscarora and the Tuscarora Subsidiaries to conduct their business as currently conducted.

         (b) Except as would not, individually or in the aggregate, have a Tuscarora Material Adverse Effect, (i) Tuscarora and each Tuscarora Subsidiary are in compliance with the terms of all leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) Tuscarora and each Tuscarora Subsidiary enjoy quiet and undisturbed possession under all such leases.

         4.16 INTELLECTUAL PROPERTY. Except as would not have a Tuscarora Material Adverse Effect, individually or in the aggregate, Tuscarora and the Tuscarora Subsidiaries own or have a valid license (in each case, free and clear of any Liens other than rights of licensors) to use each trademark, service mark, trade name, maskwork, invention, patent, trade secret, copyright, know-how, computer software programs or applications (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "Tuscarora Intellectual Property") necessary to carry on the business of Tuscarora and the Tuscarora Subsidiaries, taken as a whole, as currently conducted. To the Knowledge of Tuscarora, its use of the Tuscarora Intellectual Property does not infringe on or otherwise violate the rights of any Person. Neither Tuscarora nor any Tuscarora Subsidiary has received any written notice of infringement of or challenge to, and, to the Knowledge of Tuscarora, there are no claims pending with respect to the rights of others to the use of, any Tuscarora Intellectual Property that, in any such case, individually or in the aggregate, would have a Tuscarora Material Adverse Effect.

         4.17 ENVIRONMENTAL MATTERS. Except as would not have, individually or in the aggregate, a Tuscarora Material Adverse Effect:

         (a) Each of Tuscarora and the Tuscarora Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law (as defined below). Each of Tuscarora and the Tuscarora Subsidiaries is in compliance with (and has no liability under) the terms and conditions of all such licenses, permits, authorizations, approvals and consents and any applicable Environmental Law.

         (b) No Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of Tuscarora, threatened by any Governmental Entity with respect to any alleged failure by Tuscarora or any of the Tuscarora Subsidiaries to have any license, permit, authorization, approval or consent from Governmental Entities required under any applicable Environmental Law in connection with the conduct of the business or operations of Tuscarora or any of the Tuscarora Subsidiaries or with respect to any treatment, storage, recycling, transportation, disposal or "release" as defined in 42 U.S.C. Section 9601 (22) ("Release"), by Tuscarora or any of the Tuscarora Subsidiaries of any Hazardous Material, and neither Tuscarora nor any of the Tuscarora Subsidiaries is aware of any facts or circumstances which could be reasonably expected to form the basis for any such Order, complaint, penalty or investigation.

         (c) Neither Tuscarora nor any of the Tuscarora Subsidiaries nor, to the Knowledge of Tuscarora, any prior owner or lessee of any property now or previously owned or leased by Tuscarora or any of the Tuscarora Subsidiaries has handled or Released any Hazardous Material on any property now or previously owned or leased by Tuscarora or any such Subsidiary; and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos is or has been present, (iii) there are no underground storage tanks, active or abandoned and (iv) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law, at, on or under any property now or previously owned or leased by Tuscarora or any such Subsidiary, during any period that Tuscarora or any of the Tuscarora Subsidiaries owned or leased such property or, to the Knowledge of Tuscarora and the Tuscarora Subsidiaries, prior thereto.

         (d) Neither Tuscarora nor any of the Tuscarora Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit, arbitration or proceeding that could be reasonably expected to lead to claims against Tuscarora or any of the Tuscarora Subsidiaries for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder ("CERCLA").

         (e) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of Tuscarora or any of the Tuscarora Subsidiaries, and no property now or previously owned or leased by Tuscarora or any of the Tuscarora Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

         (f) There are no Liens arising under or pursuant to any Environmental Law on any real property owned or leased by Tuscarora or any of the Tuscarora Subsidiaries, and no action of any Governmental Entity has been taken or, to the Knowledge of Tuscarora, is in process which could subject any of such properties to such Liens, and neither Tuscarora nor any of the Tuscarora Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Material at any such property owned by it in any deed to such property.

         (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, Tuscarora or any of the Tuscarora Subsidiaries in relation to any property or facility now or previously owned or leased by Tuscarora or any of the Tuscarora Subsidiaries which have not been delivered to SCA Packaging prior to the execution of this Agreement.

         (h) NEITHER TUSCARORA NOR ANY TUSCARORA SUBSIDIARY HAS SOLD AT ANY TIME ANY PRODUCTS THAT CONTAIN ASBESTOS.

         4.18 FINDERS' FEES; OPINIONS OF FINANCIAL ADVISOR.

         (a) Except for Parker/Hunter Incorporated ("Parker/Hunter") there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, Tuscarora or any Tuscarora Subsidiary who might be entitled to any fee or commission from SCA Packaging or SCA Acquisition or any of their Affiliates upon consummation of the transactions contemplated by this Agreement. All amounts payable to Parker/Hunter are disclosed in the engagement letter with Parker/Hunter dated September 7, 2000, a copy of which has been provided to SCA Packaging. Such engagement letter has not been modified or amended. The estimated fees and expenses incurred and to be incurred by Tuscarora for counsel, accountants, investment bankers, financial printers, experts and consultants in connection with this Agreement and the transactions pursuant to this Agreement have been disclosed to SCA Packaging by Tuscarora prior to the execution of this Agreement.

         (b) Tuscarora has received the opinion of Parker/Hunter, dated as of the date hereof, to the effect that, as of such date, the Merger Consideration is fair to the holders of Tuscarora Common Shares (other than SCA Packaging and any SCA Acquisition) from a financial point of view.

         4.19 REQUIRED VOTE; BOARD APPROVAL.

         (a) The only vote of the holders of any class or series of capital stock of Tuscarora required by law, rule or regulation to approve the Articles Amendment, this Agreement, the Merger and/or any of the other transactions contemplated hereby is the affirmative vote (the "Tuscarora Shareholder Approval") of a majority of the votes cast by all holders of Tuscarora Common Shares entitled to vote thereon at a meeting at which a quorum is present.

         (b) Tuscarora's Board of Directors has unanimously (i) approved the Articles Amendment, this Agreement, the Merger, and the transactions contemplated hereby; (ii) directed that the Articles Amendment, this Agreement and the Merger be submitted to a vote of the shareholders entitled to vote thereon at a regular or special meeting of the shareholders; and (iii) resolved to recommend to such shareholders that they vote in favor of adopting and approving the Articles Amendment, this Agreement and the Merger in accordance with the terms hereof.

         4.20 STATE TAKEOVER STATUTES; RIGHTS AGREEMENT.

         (a) Tuscarora has taken all actions required to be taken by it in order to exempt SCA Packaging and SCA Acquisition and their Affiliates, this Agreement, the Merger and the other transactions contemplated hereby from any provisions of the PBCL which would preclude the consummation of the Merger and prevent SCA Packaging from receiving full voting control over the Tuscarora Common Shares, including but not limited to Sections 2535 through 2588, inclusive of Title 15 of the Pennsylvania Code, except for Subchapter E of Chapter 25, Control Transactions, PBCL Sections 2541 to 2548, Subchapter I of Chapter 25, PBCL Sections 2581 to 2583 and Subchapter J of Chapter 25, PBCL Sections 2585 to 2588 which apply to the transactions contemplated by this Agreement. No other "business combination" (as defined under Subchapter F of Chapter 25 of the PBCL), "control-share acquisition" (as defined under Subchapter G of Chapter 25 of the PBCL), or other anti-takeover laws or regulations enacted under state or federal laws in the United States or any charter or by-law provisions apply to this Agreement, the Merger or any of the transactions contemplated hereby.

         (b) Tuscarora has taken all action necessary to (i) render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement without payment of any consideration to the holders of the Rights and
(ii) ensure that (A) neither SCA Packaging, SCA Acquisition nor any of their Affiliates will become an Acquiring Person (as defined in the Rights Agreement) as a result of the transactions contemplated hereby and (B) neither a "Distribution Date" nor a "Share Acquisition Date" (each as defined in the Rights Agreement) shall occur by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger or the announcement or consummation of any of the other transactions contemplated by this Agreement; including, without limitation, amending the Rights Agreement to exclude the Merger from the scope of the Rights Agreement. As of the date hereof, each Right is represented by the certificate representing the associated Tuscarora Common Share and is not exercisable or transferable apart from the associated Tuscarora Common Share.

         4.21 LABOR MATTERS. Neither Tuscarora nor any Tuscarora Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor organization, nor is Tuscarora or any Tuscarora Subsidiary the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving it pending or, to the Knowledge of Tuscarora, threatened.

         4.22 YEAR 2000.

         (a) Other than exceptions that would not, individually or in the aggregate, be reasonably likely to have a Tuscarora Material Adverse Effect, all of Tuscarora's (A) computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems and (B) equipment containing embedded microchips (including systems and equipment supplied by others) used or relied on by Tuscarora ("Computer Equipment") is currently operating properly and as intended, and none has been subject to any problems or has been rendered inoperable or non-functional in any respect by the change-of-year date from 1999 to 2000 ("Y2K").

         (b) Neither Tuscarora nor any Tuscarora Subsidiary now is or has been involved in any dispute with any third party alleging that the operation of any Computer Equipment has been interrupted or impaired in any way by the failure of the Computer Equipment to process information correctly because of Y2K.

         4.23 CERTAIN CONTRACTS. As of the date hereof, neither Tuscarora nor any Tuscarora Subsidiary is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or
(ii) any material agreement that restricts the ability of Tuscarora or any Tuscarora Subsidiaries or by its terms, any Affiliate of Tuscarora, to engage in any business whether by business type or geographic location. All such material contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not have a Tuscarora Material Adverse Effect. Neither Tuscarora nor any Tuscarora Subsidiary has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any such material contracts, except in each case for those violations and defaults which, individually or in the aggregate, would not have in a Tuscarora Material Adverse Effect.

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF SCA PACKAGING

         SCA Packaging represents and warrants to Tuscarora that:

         5.01 CORPORATE EXISTENCE AND POWER. Each of SCA Packaging and SCA Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority required to carry on its business as now conducted.

         5.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by SCA Packaging and SCA Acquisition of this Agreement and the consummation by SCA Packaging and SCA Acquisition of the transactions contemplated hereby are within the corporate powers of SCA Packaging and SCA Acquisition and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by SCA Packaging and SCA Acquisition, and, assuming that this Agreement constitutes the valid and binding obligation of Tuscarora, this Agreement constitutes a valid and binding agreement of each of SCA Packaging and SCA Acquisition, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

         5.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by SCA Packaging and SCA Acquisition of this Agreement and the consummation by SCA Packaging and SCA Acquisition of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) those set forth in clauses (a) through (e) of
Section 4.03, (b) for the filing of any pre-merger notification reports by SCA Packaging under the Applicable Laws of the United Kingdom and the Republic of Ireland, and (c) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, be reasonably likely to prevent or materially impair the ability of SCA Packaging and SCA Acquisition to consummate the transactions contemplated by this Agreement.

         5.04 NON-CONTRAVENTION. The execution, delivery and performance by SCA Packaging and SCA Acquisition of this Agreement and the consummation by SCA Packaging and SCA Acquisition of the transactions contemplated hereby do not and will not (a) contravene or conflict with the articles of incorporation or bylaws of SCA Packaging or the articles of incorporation or bylaws of SCA Acquisition,
(b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any Applicable Law, binding upon or applicable to SCA Packaging or any SCA Packaging Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of SCA Packaging or any SCA Packaging Subsidiary or to a loss of any benefit or status to which SCA Packaging or any SCA Packaging Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon SCA Packaging or any SCA Packaging Subsidiary other than, in the case of each of (b) and (c), any such items that would not, individually or in the aggregate, (x) have an SCA Packaging Material Adverse Effect or (y) prevent or materially impair the ability of SCA Packaging or SCA Acquisition to consummate the transactions contemplated by this Agreement.

         5.05 LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of SCA Packaging threatened against, SCA Packaging or any of its Subsidiaries or any of their respective assets or properties before any arbitrator or any Governmental Entity, which, as of the date hereof, questions the validity of this Agreement or any action to be taken by SCA Packaging in connection with the consummation of the transactions contemplated hereby or could otherwise materially prevent or delay the consummation of the transactions contemplated by this Agreement.

         5.06 PROXY STATEMENT.

         (a) The information contained or incorporated by reference in the Proxy Statement (with respect to information relating solely to SCA Packaging or SCA Acquisition) will, at the time of the mailing thereof, and at the time of the Tuscarora Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (b) Notwithstanding the foregoing, SCA Packaging makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied by Tuscarora.

         5.07 FINDERS' FEES. Except for Deutsche Banc Alex. Brown ("Deutsche Banc"), whose fees will be paid by SCA Packaging, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from SCA Packaging or any of its Affiliates upon consummation of the transactions contemplated by this Agreement. All amounts payable to Deutsche Banc are disclosed in the engagement letter with Deutsche Banc dated January 10, 2001, a copy of which has been provided to Tuscarora. Such engagement letter has not been modified or amended.

                                   ARTICLE VI

                             COVENANTS OF TUSCARORA

         Tuscarora agrees that:

         6.01 TUSCARORA INTERIM OPERATIONS. Except as set forth in Section 6.01 of the Tuscarora Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of SCA

Packaging (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, Tuscarora shall, and shall cause each of the Tuscarora Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for Tuscarora or any Tuscarora Subsidiary to carry on its business and (iii) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Tuscarora Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of SCA Packaging (which consent, other than as to subparagraphs (a), (b), (c), (e) and (f) and (l) with respect to subparagraphs (a), (b), (c), (e) and (f), shall not be unreasonably withheld or delayed), Tuscarora shall not, nor shall it permit any Tuscarora Subsidiary to:

         (a) amend its articles of incorporation or by-laws or comparable governing documents;

         (b) split, combine or reclassify any shares of capital stock of Tuscarora or any less-than-wholly-owned Tuscarora Subsidiary or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any Tuscarora Subsidiary, except (i) for regular semi-annual cash dividends (having customary record and payment dates, not in excess of $.15 per Tuscarora Common Share, or (ii) for regular dividends required to be paid in accordance with the provisions of the Subscription and Shareholder Agreement, dated as of October 10, 2000, between Hytherm (Ireland) Limited and Tuscarora;

         (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than the issuance of Tuscarora Common Shares upon exercise of Tuscarora Options outstanding on the date of this Agreement and disclosed pursuant to this Agreement or in connection with the issuance of Tuscarora Common Shares by Tuscarora pursuant to elections made prior to the date hereof by employees of Tuscarora or any Tuscarora Subsidiaries to purchase Tuscarora Common Shares pursuant to Tuscarora's Common Stock Purchase Plan or any Phantom Shares issued pursuant to Tuscarora's Deferred Compensation Plan for Non-Employee Directors, each in accordance with the provisions of such plans as in effect on the date hereof; or (ii) amend any outstanding security of Tuscarora or any Tuscarora Subsidiary;

         (d) other than in connection with transactions permitted by Section 6.01(e), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those incurred in the ordinary course of business and consistent with past practice of Tuscarora and the Tuscarora Subsidiaries in an aggregate amount not exceeding $3,000,000 during each sixty (60) day period from and after the date hereof (provided that to the extent that such full $3,000,000 for any sixty (60) day period shall not be incurred, then the shortfall amount may be carried forward on a rolling basis, to any subsequent sixty (60) day periods);

         (e) acquire any assets of, or any equity interest in, any Person or any business or division of any Person, in either case in excess of $1,000,000 or merge or consolidate with any Person;

         (f) sell, lease, encumber or otherwise dispose of any assets or properties, other than (i) sales of inventory in the ordinary course of business consistent with past practice (ii) sales of equipment and property no longer used in the operation of Tuscarora's business, (iii) sales of assets related to discontinued operations of Tuscarora; provided, that the aggregate book value of all items sold pursuant to clauses (ii) and (iii) shall not exceed $500,000 during each thirty (30) day period from and after the date hereof (provided that to the extent such full $500,000 for any thirty (30) day period shall not be incurred, then the shortfall amount may be carried forward on a rolling basis, to any subsequent thirty (30) day periods);

         (g) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Tuscarora or any Tuscarora Subsidiary or guarantee any debt securities of others, or voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money, other than (i) borrowings under Tuscarora's existing revolving credit facility for (x) working capital needs in the ordinary course of business consistent with past practices or for capital expenditures permitted by Section 6.01(d) hereof or Section 6.01(e) hereof, or (y) to fund the acquisitions set forth in Section 6.01 of the Tuscarora Disclosure Schedule and (ii) repayments of such revolving credit facility in the ordinary course of business consistent with prior practice;

         (h) (i) enter into any agreement or arrangement that limits or otherwise restricts Tuscarora, any Tuscarora Subsidiary or any of their respective Affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict Tuscarora, any Tuscarora Subsidiary, the Surviving Corporation, SCA Packaging, any SCA Packaging Subsidiary or any of their respective Affiliates, from engaging or competing in any line of business or in any location, (ii) except in the ordinary course of business, amend, modify or terminate any material contract, agreement or arrangement of Tuscarora or any Tuscarora Subsidiary or otherwise waive, release or assign any material rights, claims or benefits of Tuscarora or any Tuscarora Subsidiary thereunder, or (iii) except in the ordinary course of business, permit any material change to any pricing, marketing, purchasing or inventory practice;

         (i) (i) except as required by law or an existing agreement, increase the amount of compensation of any director, officer or employee, except for normal increases to non-officer employees consistent with past practice or make any increase in or commitment to increase any employee benefits, (ii) except as required by law, an agreement existing on the date hereof or Tuscarora severance policy as of the date hereof, grant any severance or termination pay to any director, officer or employee of Tuscarora or any Tuscarora Subsidiary, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business, make any contribution to any existing such plan or enter into any employment agreement or (iv) except as may be required by law, amend in any material respect any Tuscarora Employee Plan;

         (j) change Tuscarora's (x) methods of accounting or financial reporting in effect at August 31, 2000, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred to by its independent public accountants, (y) methods of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (z) fiscal year;

         (k) (i) SETTLE, OR PROPOSE TO SETTLE, ANY LITIGATION, INVESTIGATION, ARBITRATION, PROCEEDING OR OTHER CLAIM THAT IS MATERIAL TO THE BUSINESS OF TUSCARORA AND THE TUSCARORA SUBSIDIARIES, TAKEN AS A WHOLE, OR (II) MAKE ANY TAX ELECTION OR ENTER INTO ANY SETTLEMENT OR COMPROMISE OF ANY TAX LIABILITY THAT IN EITHER CASE IS MATERIAL TO THE BUSINESS OF TUSCARORA AND THE TUSCARORA SUBSIDIARIES, TAKEN AS A WHOLE; OR

         (l) agree, resolve or commit to do any of the foregoing;

provided that the limitations set forth in clauses 6.01(a) through 6.01(l) shall not apply to any action, transaction or event occurring exclusively between Tuscarora and any wholly-owned Tuscarora Subsidiary or between any wholly-owned Tuscarora Subsidiaries.

         6.02 SHAREHOLDER MEETING. Tuscarora shall cause a special meeting of its shareholders (the "Tuscarora Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Tuscarora Shareholder Approval. The proposal for the adoption of the Articles Amendment at the Tuscarora Shareholder Meeting will state that it is expressly conditioned on adoption of this Agreement and the proposal for the adoption of this Agreement shall state that it is expressly conditioned on adoption of the Articles Amendment. Except in the event of a Superior Proposal or unless otherwise required by its duties as directors under Applicable Law (as determined in good faith based upon the advice of its outside legal counsel),
(i) Tuscarora's Board of Directors shall recommend approval and adoption by its shareholders of this Agreement and the Articles Amendment (the "Tuscarora Recommendation"), (ii) neither Tuscarora's Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Tuscarora Recommendation in a manner adverse to SCA Packaging or take any action or make any statement inconsistent with the Tuscarora Recommendation and (iii) Tuscarora shall take all lawful action to solicit the Tuscarora Shareholder Approval.

         6.03 ACQUISITION PROPOSALS; BOARD RECOMMENDATION.

         (a) Tuscarora agrees that it shall not, nor shall it permit any Tuscarora Subsidiary to, nor shall it authorize or permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of Tuscarora or any Tuscarora Subsidiary, directly or indirectly, to (i) solicit or initiate, the making or submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to any solicitation or initiation of an Acquisition Proposal, or take any other action knowingly to solicit or initiate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal,
(iii) grant any waiver or release under any standstill or similar agreement with respect to any class of Tuscarora's equity securities or amend the Rights Agreement or take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights in order to facilitate any Acquisition Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (v) approve or recommend, or propose to approve or recommend, or execute or enter into, any agreement with respect to any Acquisition Proposal, other than in the manner contemplated by Section 6.03(d); provided, however, that Tuscarora may take any action(s) described in the foregoing clauses (i), (ii), (iii), (iv), or (v) in respect of any Person, in response to an unsolicited bona fide written Acquisition Proposal from a Person reasonably believed to have the financial and other capability to consummate an Acquisition Proposal if Tuscarora's Board of Directors determines in good faith either (y) that an Acquisition Proposal could reasonably result in a Superior Proposal or (z) based upon the advice of its outside legal counsel that it is otherwise required to take such action(s) in order to comply with its duties as directors under Applicable Law; provided, further, that, prior to Tuscarora taking any such action(s) in respect of such Person, such Person shall have entered into a confidentiality agreement with Tuscarora on customary terms provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and Tuscarora shall provide the notice contemplated by Section 6.03(c). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of Tuscarora or any Tuscarora Subsidiary, whether or not such individual is purporting to act on behalf of Tuscarora or any Tuscarora Subsidiary or otherwise, shall be deemed to be a breach of this Section 6.03 by Tuscarora. Subject to Tuscarora's right to consider certain unsolicited written Acquisition Proposals made after the date hereof pursuant to this Section 6.03(a) (including with any person with whom Tuscarora has previously had negotiations), Tuscarora shall cease and cause to be terminated immediately all existing negotiations with any Persons conducted heretofore with respect to, or that could be reasonably expected to lead to, any Acquisition Proposal.

         (b) Unless Tuscarora's Board of Directors has previously withdrawn, or is concurrently therewith withdrawing, the Tuscarora Recommendation in accordance with Section 6.02, neither Tuscarora's Board of Directors nor any committee thereof shall recommend any Acquisition Proposal to Tuscarora shareholders. Notwithstanding the foregoing, nothing contained in this Section 6.03(b) or elsewhere in this Agreement shall prevent Tuscarora's Board of Directors from complying with Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal or making any disclosure required by Applicable Law.

         (c) Tuscarora shall notify SCA Packaging promptly (but in no event later than one business day) after receipt by Tuscarora or any Tuscarora Subsidiary (or any of their respective directors, officers, agents or advisors), of any Acquisition Proposal or any negotiations, discussions or contacts concerning, or any request for nonpublic information or for access to the properties, books or records of Tuscarora or any Tuscarora Subsidiary or any request for a waiver or release under any standstill or similar agreement, by any Person that has made an Acquisition Proposal. Such notice to SCA Packaging shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry, contact or request. Tuscarora shall keep SCA Packaging informed, on a reasonably current basis, of the status and details (including amendments or proposed amendments) of any such Acquisition Proposal or request and the status of any negotiations or discussions.

         (d) Pursuant to the terms of Section 10.01(c)(ii) and Section 10.01(d)(ii) respectively, either SCA Packaging or Tuscarora may terminate this Agreement at any time prior to the Tuscarora Shareholder Approval if Tuscarora's Board of Directors shall have determined, (i) to approve or recommend an Acquisition Proposal after concluding that such Acquisition Proposal (y) constitutes a Superior Proposal or (z) is one that its duties as directors under Applicable Law require it to approve or recommend (as determined in good faith based upon the advice of its outside legal counsel) and (ii) to enter into a binding agreement concerning such Acquisition Proposal; provided that Tuscarora may not exercise its right to terminate under this Section 6.03(d) and Section 10.01(c)(ii) (and may not enter into a binding written agreement with respect to such an Acquisition Proposal) unless (1) Tuscarora shall have provided to SCA Packaging at least five Business Days' prior written notice that its Board of Directors has authorized and intends to terminate this Agreement pursuant to this Section 6.03(d) and Section 10.01(c)(ii), specifying the material terms and conditions of such Acquisition Proposal and providing the most current version of the agreement relating thereto, if any, and (2) SCA Packaging does not make, within five Business Days of receiving such notice, an offer such that a majority of Tuscarora's Board of Directors determines that (A) the foregoing Acquisition Proposal no longer constitutes a Superior Proposal or (B) its duties as directors no longer require it to take such action(s); provided, further, that SCA Packaging may exercise its right to terminate under this Section 6.03(d) and Section 10.01(d)(ii) at any time after receiving the notice contemplated by this Section 6.03(d). In connection with the foregoing, Tuscarora agrees that it will (x) not enter into a binding agreement with respect to such an Acquisition Proposal until at least the sixth Business Day after it has provided the notice to SCA Packaging required hereby, (y) negotiate in good faith with SCA Packaging, and consider in good faith any offer made by SCA Packaging, during that period and (z) notify SCA Packaging promptly if its intention to enter into such an agreement shall change at any time after such notification.

                                   ARTICLE VII

                           COVENANTS OF SCA PACKAGING

         SCA Packaging agrees that:

         7.01 DIRECTOR AND OFFICER LIABILITY.

         (a) SCA Packaging and the Surviving Corporation agree that the indemnification obligations set forth in Tuscarora's Restated Articles of Incorporation, as amended, and Tuscarora's By-Laws, in each case as of the date of this Agreement, shall survive the Merger and shall extend to the sixth anniversary of the Effective Time with respect to claims which may be made against the individuals who on or prior to the Effective Time were directors, officers, employees and agents of Tuscarora or the Tuscarora Subsidiaries and shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of such individuals.

         (b) To the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, Tuscarora shall indemnify and hold harmless, and, after the Effective Time, SCA Packaging shall cause the Surviving Corporation to (each, an "Indemnifying Party"), until the sixth anniversary of the Effective Time, indemnify and hold harmless, to the fullest extent permitted under Applicable Law, each present and former director or officer of Tuscarora and each Tuscarora Subsidiary and each such person who served at the request of Tuscarora or any Tuscarora Subsidiary as a director, officer, trustee, partner or fiduciary of another Person, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, trustee, partner or fiduciary in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) Tuscarora or SCA Packaging and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of one counsel selected by each Indemnified Party, which one counsel shall be reasonably satisfactory to Tuscarora or to SCA Packaging and the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) Tuscarora or SCA Packaging and the Surviving Corporation, as applicable, shall cooperate in the defense of any such matter; provided, however, that neither Tuscarora nor SCA Packaging or the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Indemnifying Parties, but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this paragraph except to the extent such failure irreparably prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

         (c) For six years from the Effective Time, the Surviving Corporation shall provide to Tuscarora's current directors and officers liability insurance protection of the same kind and scope as that provided by Tuscarora's directors' and officers' liability insurance policies as of the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Tuscarora for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving

Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

         (d) If Tuscarora or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Tuscarora or the Surviving Corporation, as the case may be, honor the obligations set forth in this Section 7.01.

         (e) The obligations of Tuscarora, the Surviving Corporation, and SCA Packaging under this Section 7.01 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, agent or other person to whom this Section 7.01 applies without the consent of such affected director, officer, employees, agents or other persons (it being expressly agreed that each such director, officer, employee, agent or other person to whom this
Section 7.01 applies shall be third-party beneficiaries of this Section 7.01).

         7.02 CONDUCT OF SCA ACQUISITION. SCA Packaging will take all action necessary to cause SCA Acquisition to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                                  ARTICLE VIII

                    COVENANTS OF SCA PACKAGING AND TUSCARORA

         The parties hereto agree that:

         8.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable; provided, however, that, for these purposes, reasonable best efforts of Tuscarora, the Surviving Corporation, SCA Packaging and/or SCA Acquisition shall not include (i) offering to pay any material consideration to receive required consents; or (ii) offering to divest to others and/or hold separate, and divesting or otherwise holding separate (including by establishing a trust or otherwise) any of their assets or businesses, or taking any other action (or otherwise agreeing to do any of the foregoing) if doing so would, individually or in the aggregate, reasonably be expected to result in a Tuscarora Material Adverse Effect or SCA Packaging Material Adverse Effect, as the case may be.

         8.02 CERTAIN FILINGS; COOPERATION IN RECEIPT OF CONSENTS.

         (a) Promptly after the date hereof, Tuscarora shall prepare and file with the SEC, the Proxy Statement and use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Tuscarora agrees to use its reasonable best efforts, after consultation with SCA Packaging, to respond promptly to all such comments of and requests by the SEC. The Proxy Statement shall include the recommendation of the Board of Directors of Tuscarora described in Section 4.19. Tuscarora shall mail the Proxy Statement to its shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies.

         (b) No filing of or amendment or supplement to the Proxy Statement will be made by Tuscarora without the approval of SCA Packaging, which will not be unreasonably withheld or delayed. Tuscarora will advise SCA Packaging, promptly after receipt thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, Tuscarora or SCA Packaging discovers any event or any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the shareholders of Tuscarora. Tuscarora represents that Parker/Hunter has consented to the references to its opinion in the Proxy Statement.

         (c) Tuscarora and SCA Packaging shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, (ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers (including, without limitation, consents to those agreements listed on Section
4.04 of the Tuscarora Disclosure Schedule as requiring consent) and (iii) setting a mutually acceptable date for the Tuscarora Shareholder Meeting.

         8.03 PUBLIC ANNOUNCEMENTS. The parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Merger and/or the other transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with any national securities exchange or by NASDAQ or any other stock exchange applicable to SCA Packaging, will not issue any such press release or make any such public statement prior to such consultation.

         8.04 ACCESS TO INFORMATION; NOTIFICATION OF CERTAIN MATTERS.

         (a) From the date hereof until the Effective Time and subject to Applicable Law, Tuscarora shall (i) give to SCA Packaging, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Tuscarora, (ii) furnish or make available to SCA Packaging, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as SCA Packaging may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of SCA Packaging in its investigation. Any investigation pursuant to this Section 8.04(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Tuscarora. Unless otherwise required by Applicable Law, SCA Packaging will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with the Confidentiality Agreement referred to in Section 8.06. No information or knowledge obtained in any investigation pursuant to this Section 8.04(a) shall affect or be deemed to modify any representation or warranty made by Tuscarora hereunder.

         (b) Each party hereto shall give prompt notice to each other party hereto of:

                  (i) any communication received by such party from, or given by such party to, any Governmental Entity in connection with any of the transactions contemplated hereby; and

                  (ii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or V, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8.04(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         8.05 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Tuscarora or SCA Acquisition, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Tuscarora or SCA Acquisition, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Tuscarora acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         8.06 CONFIDENTIALITY. The Confidentiality Agreement entered into between SCA Packaging and Tuscarora dated September 6, 2000, shall remain in full force and effect according to its terms.

         8.07 LEGAL OPINION. At Closing, Tuscarora shall deliver to SCA Packaging the opinion of Reed Smith LLP, counsel to Tuscarora, substantially in the form of Exhibit A.

         8.08 EMPLOYMENT CONTINUATION AGREEMENTS. It is understood that the acceptance by any or all of the officers to be offered the Employment Continuation Agreements contemplated by Schedule 6.01(a) of the Tuscarora Disclosure Schedule shall not be a condition to the obligations of Tuscarora, SCA Packaging and SCA Acquisition to consummate the Merger and the failure of any or all of such officers to accept such Employment Continuation Agreements will not be deemed a Tuscarora Material Adverse Effect.

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

         9.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Tuscarora, SCA Packaging and SCA Acquisition to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

         (a)  the Tuscarora Shareholder Approval shall have been obtained;

         (b) (i) any applicable waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated and
(ii) if required by Applicable Law, the parties shall have received approval of the Merger from the relevant antitrust Governmental Entities in the United Kingdom and the Republic of Ireland; and

         (c) no Governmental Entity of competent authority or jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent), or taken any other action, which restrains, enjoins or otherwise prohibits the consummation of the Merger or the other transactions contemplated by this Agreement.

         9.02 CONDITIONS TO THE OBLIGATIONS OF TUSCARORA. The obligations of Tuscarora to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

         (a) (i) SCA Packaging and SCA Acquisition each shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of SCA Packaging contained in this Agreement that are qualified by reference to a Material Adverse Effect shall be true and correct when made and at and as of the Effective Time, as if made at and as of such time and (B) all other representations and warranties of SCA Packaging shall be true and correct when made and at and as of the Effective Time as if made at and as of such time, except for such inaccuracies as do not and are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and (iii) Tuscarora shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of SCA Packaging to the foregoing effect;

         (b) The parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Sections 4.03 and 5.03 which if not obtained or made (i) would render consummation of the Merger illegal or (ii) would have a Material Adverse Effect with respect to SCA Packaging or Tuscarora; and

         (c) The Employment Agreements shall have not been repudiated by SCA Packaging or SCA Acquisition.

         9.03 CONDITIONS TO THE OBLIGATIONS OF SCA PACKAGING AND SCA ACQUISITION. The obligations of SCA Packaging and SCA Acquisition to consummate the Merger are subject to the satisfaction of the following further conditions:

         (a) (i) Tuscarora shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Tuscarora contained in this Agreement that are qualified by reference to a Tuscarora Material Adverse Effect shall be true and correct when made and at and as of the Effective Time, as if made at and as of such time and (B) all other representations and warranties of Tuscarora shall be true and correct when made and at and as of the Effective Time, as if made as of such time, except for such inaccuracies as do not and are not reasonably likely, individually or in the aggregate, to have a Tuscarora Material Adverse Effect, and (iii) SCA Packaging shall have received a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of Tuscarora to the foregoing effect;

         (b) The parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Sections 4.03 and 5.03 which if not obtained or made (i) would render consummation of the Merger illegal, or (ii) would have a Material Adverse Effect with respect to SCA Packaging or Tuscarora;

         (c) The Employment Agreements shall remain in full force and effect and shall not have been terminated, repudiated by Tuscarora or by any individual party thereto, or breached, except in the case of termination due to the death or disability of the individual party thereto;

         (d) The period for execution and perfection of statutory appraisal rights available in connection with the Merger as described in Section 3.03 shall have expired and such appraisal rights shall not have been exercised and perfected by the holders of shares of capital stock of any class or series of Tuscarora holding more than 10% of the outstanding Tuscarora Common Shares; and

         (e) IMMEDIATELY FOLLOWING THE EFFECTIVE TIME, NO PERSON SHALL HAVE ANY RIGHT UNDER ANY TUSCARORA STOCK OPTION PLAN (OR ANY OPTION GRANTED THEREUNDER) OR OTHER PLAN, PROGRAM OR ARRANGEMENT TO ACQUIRE ANY EQUITY SECURITIES OF TUSCARORA.

                                    ARTICLE X

                                   TERMINATION

         10.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after receipt of the Tuscarora Shareholder Approval:

         (a)  by mutual written agreement of SCA Packaging and Tuscarora.

         (b)  by either SCA Packaging or Tuscarora, if

                  (i) the Effective Time shall not have occurred on or before July 31, 2001 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Effective Time to occur on or before the End Date;

                  (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining Tuscarora, SCA Packaging or SCA Acquisition from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable and, prior to such termination, the party seeking to terminate shall have used reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree; or

                  (iii) at the Tuscarora Shareholder Meeting (including any adjournment or postponement thereof), the Tuscarora Shareholder Approval shall not have been obtained.

         (c) by Tuscarora, (i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of SCA Packaging or SCA Acquisition set forth in this Agreement shall have occurred which would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition shall be incapable of being satisfied by the End Date (or, if capable, is not satisfied by the End Date); or (ii) as contemplated by Section 6.03(d).

         (d) by SCA Packaging, (i) if Tuscarora's Board of Directors shall have
(A) amended, modified, withdrawn, conditioned or qualified the Tuscarora Recommendation in a manner adverse to SCA Packaging and/or (B) recommended to Tuscarora's shareholders or approved any Acquisition Proposal; (ii) as contemplated by Section 6.03(d); or (iii) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Tuscarora set forth in this Agreement shall have occurred which would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date (or, if capable, is not satisfied by the End
Date).

         (e) by SCA Packaging, if shares held by Dissenting Shareholders represent 10% or more of the total shares of Tuscarora Common Shares issued and outstanding immediately prior to the Effective Time.

         10.02 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.01 (including any such termination by way of Section 6.03(d)), this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of SCA Packaging, Tuscarora, SCA Acquisition, or any of their respective officers, directors, shareholders, agents or Affiliates, except (i) as set forth in Section 10.03, (ii) that the provisions of Sections 8.06, 10.02, 10.03, 11.01, 11.02, 11.04, 11.05, 11.07,
11.08 and 11.09 of this Agreement shall remain in full force and effect and survive any termination of this Agreement, and (iii) notwithstanding any provision of this Agreement to the contrary, none of Tuscarora, SCA Packaging or SCA Acquisition shall be relieved or released from any liabilities or damages arising out of its breach of this Agreement prior to such termination.

         10.03    FEES AND EXPENSES.

         (a) Except as set forth in this Section 10.03, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

         (b) If this Agreement is terminated pursuant to Sections 10.01(b)(iii), 10.01(c)(ii), Section 10.01(d) or Section 10.01(e), Tuscarora shall reimburse SCA Packaging for its actual documented reasonable out-of-pocket expenses incurred to third parties in connection with the transactions contemplated hereby not to exceed $3 million ("Reimbursable Expenses"). If this Agreement is terminated pursuant to Section 10.01(c)(i), SCA Packaging shall reimburse Tuscarora for its Reimbursable Expenses.

         (c) If (i) (x) this Agreement is terminated by Tuscarora pursuant to
Section 10.01(c)(ii), (y) this Agreement is terminated by SCA Packaging pursuant to Section 10.01(d)(i) or 10.01(d)(ii), or (z) any person shall have made an Acquisition Proposal and thereafter this Agreement is terminated for any reason (other than the breach of this Agreement by SCA Packaging) and (ii) a Third Party Acquisition Event occurs within eighteen months after such termination, then Tuscarora shall pay (but only in the event that the transactions contemplated by the Third Party Acquisition Event are consummated) to SCA Packaging a termination fee equal to $15 million (the "Termination Fee") within one Business Day of the consummation of the transactions contemplated by the Third Party Acquisition Event. In the event that this Agreement is terminated under the circumstances set forth above in this Section 10.03(c), then except as set forth in Section 10.02 and Section 10.03(b), Tuscarora shall not have any liability pursuant to this Agreement other than to pay the Termination Fee as provided above in this Section 10.03(c).

         (d) If this Agreement is terminated by Tuscarora pursuant to Section 10.01(c)(i), and the failure to satisfy the condition specified in such Section results from a breach by SCA Packaging or SCA Acquisition (including, without limitation, SCA Packaging's or SCA Acquisition's failure to consummate the Merger notwithstanding the satisfaction or waiver of all of the conditions to its obligation to consummate the Merger), then the SCA Packaging shall pay to Tuscarora, within five Business Days of such termination, a fee (the "SCA Packaging Breach Fee") equal to $15 million. If this Agreement is terminated by SCA Packaging pursuant to Section 10.01(d)(iii) and the failure to satisfy the condition specified in such Section results from a breach by Tuscarora (including, without limitation, Tuscarora's failure to consummate the Merger notwithstanding the satisfaction or waiver of all of the conditions to its obligation to consummate the Merger), then Tuscarora shall pay to SCA Packaging, within five Business Days of such termination, a fee (the "Tuscarora Breach Fee") equal to $15 million. In the event that Tuscarora is required to pay the Tuscarora Breach Fee and SCA Packaging is also entitled to receive the Termination Fee in accordance with the terms of Section 10.03(c), then the Tuscarora Breach Fee shall be reduced to $0 (such that Tuscarora shall not pay more than $15 million in the aggregate with respect to the Breach Fee and the Termination Fee). The parties agree that any remedy or amount payable pursuant to this Section 10.03(d) shall not preclude any other remedy or amount payable hereunder and shall not be an exclusive remedy for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

         (e) Any payment of the Termination Fee, the Tuscarora Breach Fee or SCA Packaging Breach Fee pursuant to this Section 10.03 shall be made within one Business Day after termination of this Agreement (or as otherwise expressly set forth in this Agreement). Any payment of Reimbursable Expenses pursuant to this
Section 10.03 shall be made within five Business Days after written notice to Tuscarora of SCA Packaging's Reimbursable Expenses or to SCA Packaging of Tuscarora's Reimbursable Expenses, as the case may be. If Tuscarora fails to pay to SCA Packaging the Termination Fee, the Tuscarora Breach Fee or Reimbursable Expenses when due, or if SCA Packaging fails to pay Tuscarora the SCA Packaging Breach Fee or the Reimbursable Expenses when due, the defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid Termination Fee, Reimbursable Expenses, Tuscarora Breach Fee or SCA Packaging Breach Fee at the prime rate published in The Wall Street Journal from the date such amounts were required to be paid to the date they are paid.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.01 NOTICES. Except as otherwise expressly set forth in Section 6.03(c), all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given, if to SCA Packaging or SCA Acquisition, to:

         SCA Packaging Business Group
         Excelsiorlaan 81
         B-1930 Zaventem
         Belgium
         Attention: Vice President - Legal Department
         Facsimile: + 32-2-725-7443

         with a copy to:

         Clifford Chance Rogers & Wells LLP
         200 Park Avenue
         New York, NY  10166
         Attention: Steven A. Hobbs
         Facsimile: (212) 878-8375

         if to Tuscarora, to:

         Tuscarora Incorporated
         800 Fifth Avenue
         New Brighton, PA  15066
         Attention: Chairman and Chief Executive Officer
         Facsimile: (724) 843-4845
         with a copy to:

         Reed Smith LLP
         435 Sixth Avenue
         Pittsburgh, PA  15219
         Attention: H. Kennedy Linge
         Facsimile: (412) 288-3063

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

         11.02 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS AFTER THE EFFECTIVE TIME. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. The covenants contained in Articles II and III and Sections 7.01, 8.05, 8.06, 10.02, 10.03, 11.01, 11.02,
11.04, 11.05, 11.06, 11.07, 11.08 and 11.09 shall survive the Effective Time.

         11.03 AMENDMENTS; NO WAIVERS.

         (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Tuscarora, SCA Packaging and SCA Acquisition or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the Tuscarora Shareholder Approval, no such amendment or waiver shall, without the further approval of such shareholders, be made that would require such approval under any Applicable Law.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         11.04 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that SCA Packaging or SCA Acquisition may transfer or assign to any wholly owned SCA Packaging Subsidiary the right to enter into the transactions contemplated by this Agreement, provided that no such assignment shall be permitted if it would delay or impede the Merger or any of the other transactions contemplated by this Agreement, and any such transfer or assignment will not relieve SCA Packaging or SCA Acquisition of its obligations hereunder. Any purported assignment in violation hereof shall be null and void.

         11.05 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania.

         11.06 COUNTERPARTS; EFFECTIVENESS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Except as set forth in 7.01, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         11.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         11.08 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.09 ENTIRE AGREEMENT. This Agreement (together with the exhibits and schedules hereto, the Employment Agreements and the Confidentiality Agreement referred to in Section 8.06) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                          TUSCARORA INCORPORATED


                          By:__________________________________________________
                              Name:    John P. O'Leary, Jr.
                              Title:   Chairman, President and
                                       Chief Executive Officer


                          SCA PACKAGING INTERNATIONAL B.V.


                          By:__________________________________________________
                             Name:
                             Title:


                          By:__________________________________________________
                             Name:
                             Title:


                          SCA PACKAGING USA, INC.


                          By:__________________________________________________
                             Name:
                             Title:


                          By:__________________________________________________
                             Name:
                             Title: